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                                                                    Exhibit 99.2


                                PLEDGE AGREEMENT


                  THIS PLEDGE AGREEMENT is being entered into as of August 12, 1997 by and among NETMED, INC., an Ohio corporation located at 425 Metro Place North, Suite 140, Dublin, OH 43017 ("Pledgor"); CPR (USA) INC., a Delaware corporation, located at 101 Hudson Street, Jersey City, NJ 07302 LIBERTYVIEW FUND LLC, a Delaware limited liability company, located at at 101 Hudson Street, Jersey City, NJ 07302, and LIBERTYVIEW PLUS FUND, a Bahamian corporation, located at Hemisphere House, 9 Church Street, Hamilton, Bermuda HM DX (each a "Pledgees" and collectively "Pledgeess"); and National City Bank, whose offices are located at 629 Euclid Avenue, Suite 635, Cleveland, OH 44114 ("Escrow Agent").

                                    RECITALS

                  A. The Pledgor is offering to sell to the Pledgees 6% Secured Convertible Subordinated Debentures due August 12, 2000 of the Pledgor in the aggregate amount of Three Million ($3,000,000) Dollars (the "Debentures") pursuant to the terms and conditions of the 6% Secured Convertible Subordinated Debenture Purchase Agreements executed by the Pledgor and the Pledgees (together with all attachments and exhibits thereto and documents related thereto, the "Agreements").

                  B. Pursuant to the Agreements and the Debentures, the Pledgor is obligated to comply with, perform and fulfill certain obligations, undertakings, representations, covenants and responsibilities, all as set forth in the terms and provisions of the Agreements and the Debentures (the "Pledgor Obligations") including with respect to certain conversion rights granted therein to the Pledgees pursuant to which the Pledgees are entitled to convert the Debentures into shares of Common Stock, no par value per share, of the Pledgor (the "Common Stock").

                  C. In addition to the provisions of the Agreements and the Debentures, the Pledgees requires additional security and benefits from the Pledgor in the event certain market conditions exist, or the Pledgor fails to fully perform, comply with, and fulfill all of the Pledgor Obligations.

                  D. The Pledgor is the owner and holder of Certificate(s) set forth in Schedule A representing 475,000 fully paid and non-assessable shares of Common Stock of Neuromedical Systems, Inc. (NSIX) (the "Pledged Shares") and Pledgor has a direct financial interest in the consummation of the offering of the Debentures.

                  E. In order to facilitate the sale of the Debentures, which sale would be beneficial to the Pledgor, the Pledgor has agreed to pledge and to deposit with the Escrow Agent for this purpose the Pledged Shares and fully executed stock powers as security and collateral to secure their obligations and undertakings under the Agreement and under this Pledge Agreement, all pursuant to the terms and provisions hereinafter set forth.

                  F. The Escrow Agent shall act as temporary escrow agent and will be replaced by Skadden, Arps, Slate, Meagher & Flom, LLP ("Skadden Arps"), the successor escrow agent. The Escrow Agent shall, upon receipt of the proper documentation, transfer such Pledged Shares and fully executed stock powers to Skadden Arps, at which time Escrow Agent and its duties shall terminate.

                  G. The Pledgor, the Pledgees and the Escrow Agent have agreed that the Escrow Agent shall be appointed the temporary escrow agent for the holding of the Pledged Shares and fully executed stock powers pursuant to the terms and provisions hereinafter set forth.

                  H. The Pledgor and the Pledgees wish to confirm their acceptance of and agreement to all of the foregoing and to set forth the terms and provisions pursuant to which the Escrow

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Agent shall perform its duties hereunder during the period prior to the appointment of Skadden Arps as escrow agent in the event the Escrow Agent is not replaced for any reason.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings herein contained, the parties hereto agree as follows:

                  1. Each of the Pledgor and the Pledgees hereby confirms as true and correct the foregoing recitals, which are hereby incorporated by reference.

                  2. The Pledgor hereby agrees that the Pledged Shares shall serve as security and collateral to secure their obligations to the Pledgees under the Agreement and hereunder. In connection therewith, the Pledgor agrees to deliver prior to the Closing Date (as defined in the Agreement) (the "Delivery Date") the Pledged Shares to the Escrow Agent for the benefit of the Pledgees as hereinafter set forth together with fully executed stock powers attached thereto executed in favor of the Pledgees.

                  3. In the event that during the term of this Pledge Agreement any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of NSIX, all new substituted and additional shares or other securities issued in respect to the Pledged Shares shall be promptly delivered by the Pledgor together with stock powers attached thereto executed in favor of the Pledgees to the Escrow Agent to be held by the Escrow Agent for the benefit of the Pledgees under the terms of this Pledge Agreement in the same manner as the Pledged Shares. All references to "Pledged Shares" in this Pledge Agreement shall include any and all shares or other securities described in this Section 3.

                  4. The Pledgor hereby represents and warrants to the Pledgees that as of the date hereof and hereafter so long as this Pledge Agreement shall be in effect pursuant to its terms, (i) the Pledgor is and at all times shall be the sole owner of the Pledged Shares with full power and authority to pledge the Pledged Shares as herein provided and to be fully bound by the terms and provisions hereof, (ii) the Pledged Shares are and at all times shall be free of any encumbrance, security or other interest, lien or claim of any nature whatsoever except with respect to the Pledgees as herein provided, and (iii) that the Pledgor has and at all times shall have the right to pledge the Pledged Shares for the benefit of the Pledgees pursuant to the terms and provisions hereof without the need to obtain the consent of any person or entity whatever.

                  5. From and after the date hereof and so long as this Pledge Agreement shall be in effect pursuant to its terms, each of the Pledgor and the Pledgees agrees that they shall not take any action that would cause either party to be in breach or default of any of their Obligations.

                  All representations and warranties shall survive this Pledge Agreement.

                  6. As of the Delivery Date, the Pledgees shall be deemed to have a priority lien on the Pledged Shares for the purposes and in accordance with the terms and provisions hereof, and the Pledgor shall cooperate with the Pledgees and take all action requested by the Pledgees to ensure the same and with respect thereto.

                  7. The Pledgor and the Pledgees hereby appoint the Escrow Agent to perform the following duties in accordance with the following terms and conditions, and the Escrow Agent hereby accepts such appointment:

                  (a) The Escrow Agent shall accept delivery of the Pledged Shares from the Pledgor for and on behalf of the Pledgees, and shall promptly notify Pledgees and of such receipt.

                  (b) The Escrow Agent shall hold the Pledged Shares and not release the same, except as follows:


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                           (i) Upon receipt of a notice in writing from the
Pledgees certifying to the Pledgor and the Escrow Agent, that the Pledgor has defaulted on or breached a material Pledgor Obligation, with a brief description of such breach or default, the Escrow Agent shall promptly deliver the Pledged Shares together with the appropriate attached stock powers to the Pledgees by overnight courier at the address set forth herein for the Pledgees or to such other address as the Pledgees may designate in such written notice.

                           (ii) Upon receipt of a notice in writing from the
Pledgees certifying to the Pledgor and the Escrow Agent that the Registration Statement has not been declared effective within ninety (90) days of the Closing Date. Such notice shall specify the number of Pledge Shares to be released and the manner in which such number is calculated.

                           (iii) Upon receipt of a notice in writing from the
Pledgor to each of the Pledgees and the Escrow Agent, stating that a fiscal quarter has ended and the market value of the remaining Pledged Shares, based upon the lowest closing share price for the prior consecutive two week period, is not less than one hundred fifty (150%) percent of the outstanding convertible debt, the Pledgor may request the Escrow Agent to deliver that portion of the Pledged Shares together with the appropriate attached stock powers, over the one hundred fifty (150%) percent of the outstanding convertible debt. Such notice shall specify the number of Pledged Shares to be released and the manner in which such number is calculated.

                           (iv) Upon receipt of a notice in writing from each of
the Pledgees to the Pledgor certifying that it has not sold thirty-five (35%) percent of its investment by December 15, 1997 and the aggregate trading volume of the Company's Common Stock from the Registration Effective Date up through December 15, 1997 is less than six hundred thousand (600,000) shares (excluding sales and purchases by Investor and affiliates). At that time, Pledgees may convert into the Pledged Shares until thirty-five (35%) percent of their investment is converted (whether into Conversion Shares or Pledged Shares) at a discount calculated as twenty-five (25%) percent multiplied by the number of days from the Closing Date to the Conversion Date divided by 360. The notice shall specify the number of Pledged Shares to be released and the manner in which such number is calculated.

                  In the event the Company lifts the Blackout Period, which shall be December 14, 1997 through and including February 1, 1998, conversions may continue as per the Agreements into the Company's Common Stock, Pledgor shall notify Pledgees and the Escrow Agent in writing, and no release of Pledged Shares shall be made under this paragraph 7(b)(iv).

                           (v) Upon receipt of a notice in writing from each of
the Pledgees confirming that the Debentures have been either (i) fully redeemed and paid for in full pursuant to its terms, or (ii) fully converted into shares of Common Stock pursuant to its terms and all certificates representing the converted shares of Common Stock have been received by the Pledgees in accordance with the terms of the Agreement and the Debentures, the Escrow Agent shall deliver the Pledged Shares to the Pledgor in such manner and at such address as the Pledgor shall designate in writing.

                           (vi) If by August 12, 2000 the Escrow Agent shall not
have received any written notice for release of the Pledged Shares as provided above in subparagraphs (i) through (iv) of this Subsection 7(b), then on such date the Escrow Agent shall promptly and automatically, without the need for any notice or demand whatever, release and deliver the Pledged Shares together with the attached stock powers to the Pledgees as provided in subparagraph (i) above.

                           (vii) Upon receipt of a notice in writing from the
Pledgor and each of the Pledgees, Escrow Agent shall immediately transfer such Pledged Shares and fully executed stock powers to Skadden Arps, the successor Escrow Agent.


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                  Upon release or transfer of the Pledged Shares as herein
provided, this escrow and the duties of the Escrow Agent shall terminate.

                  (c) All of the terms and conditions in connection with the Escrow Agent's duties and responsibilities, and the rights of the parties hereto or anyone else are contained in this instrument, and the Escrow Agent is not expected or required to be familiar with the provisions or any other instrument or agreement, and shall not be charged with any responsibility or liability in connection with the observance or non-observance by any one of the provisions of any such other instrument or agreement. The Escrow Agent shall have no responsibility to determine that any of the events specified in Section 3 have occurred and shall have no obligation to enforce the parties' obligations hereunder.

                  (d) The Escrow Agent may rely on, and shall be protected in acting upon, any paper or other document which may be submitted to the Escrow Agent in connection with its duties hereunder and which is believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties and shall have no liability or responsibility with respect to the form, execution or validity thereof.

                  (e) The Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which, in any manner, affects the Escrow Agent or its duties or liabilities hereunder unless or until requested to do so by both the Pledgor and Pledgees, and then only upon receiving full indemnity from the Pledgor in an amount and of such character as the Escrow Agent shall require, against any and all claims, liabilities, judgments, attorneys' fees and other expenses of every kind in relation thereto, except in the case of the Escrow Agent's own willful misconduct or gross negligence.

                  (f) The Escrow Agent shall not be bound or in any way affected by any notice of any modification, cancellation, abrogation or rescission of the Pledge Agreement, or any fact or circumstance affecting or alleged to affect the rights or liabilities of any other person, unless the Escrow Agent shall have received written notice satisfactory to it, signed by the Pledgor and each of the Pledgees.

                  (g) The Escrow Agent may resign upon thirty (30) days written notice to the parties hereto and a successor escrow agent shall be mutually agreed upon and appointed.

                  (h) If any party shall be in disagreement about the interpretation of the duties and obligations of the Escrow Agent under this Pledge Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may at its sole discretion, file an action in interpleader to resolve said disagreement. The Escrow Agent shall be indemnified by the Pledgor for all costs, including reasonable attorneys' fees, in connection with the aforesaid interpleader action and shall be fully protected in suspending all or part of its activities under this Pledge Agreement.

                  (i) The Escrow Agent is not to be held liable for authenticity, sufficiency or correctness as to form, manner or execution, or validity or any instrument deposited in this escrow, or as to the identity, authority or rights of any person executing the same, or for failure to comply with any of the provisions of any agreement or other instrument filed herein or referred to herein, and the Escrow Agent's duties hereunder shall be limited to the safekeeping of such instruments or other documents received by it as escrow agent and for the disposition of same in accordance with the written instructions set forth herein.

                  (j) Any notice which the Escrow Agent or any other party to this Pledge Agreement is required to or desires to give to another party hereto shall be in writing and shall be given, unless otherwise explicitly provided for herein, by mailing the same to the address for such other party set forth in
Section 10 herein (or to such other address as said party may have theretofore substituted therefor by written notification to the Escrow Agent and the other parties hereto). Except as otherwise set forth in the next sentence below, for all purposes hereof any notice so mailed shall be as effectual as though served


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upon the party to whom it was mailed at the time it was deposited in the United
States Mail by the Escrow Agent and/or any other party hereto, whether or not such party thereafter actually received such notice. Notices in writing to the Escrow Agent shall be acceptable upon facsimile transmission and shall not be deemed to be given until actually received. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or holiday, such time shall be extended to the next business day.

                  (k) The duties of the Escrow Agent under the terms hereunder shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Ohio and any dispute concerning such duties shall be resolved by and be brought through the American Arbitration Association at the designated locale of Cleveland, Ohio.

                  (l) Unless specifically set forth herein, Pledgor agrees to pay Escrow Agent reasonable compensation for the services to be rendered hereunder and will pay or reimburse Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees, incurred or made by it in connection with carrying out its duties hereunder.

                  8. So long as the Pledged Shares are held by the Escrow Agent as aforesaid, the Pledgor shall have the right to vote such Shares on all matters.

                  9. As a party to this Pledge Agreement, the Pledgor agrees (i) to the terms and conditions hereof and to be bound by the provisions hereof that in any way require the action or inaction of the Pledgor with respect thereto, and (ii) that the execution and delivery of this Pledge Agreement by the Pledgor has been authorized by the Board of Directors of the Pledgor and by the taking all other actions required by the Pledgor with respect thereto.

                  10. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class registered or certified airmail, postage prepaid, and shall be deemed given when so mailed:

                      (a)      if to the Company, to

                               NetMed, Inc.
                               425 Metro Place North, Suite 140
                               Dublin, OH  43017
                               Attn: Kenneth Leachman and William J. Kelly, Esq.
                               (tele) (614) 793-9356
                               (fax)  (614) 793-9376

or to such other person at such other place as the Company shall designate to the Purchaser in writing;

                      (b)      if to the Pledgees, to

                               CPR (USA) Inc.
                               101 Hudson Street, Suite 3700
                               Jersey City, NJ  07302
                               (tele) (201) 200-9115
                               (fax)  (201) 200-1140

                               LibertyView Fund LLC
                               101 Hudson Street, Suite 3700
                               Jersey City, NJ 07302
                               (tele)(201) 200-9115
                               (fax) (201) 200-1140


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                               LibertyView Plus Fund
                               Hemisphere House
                               9 Church Street
                               Hamilton, Bermuda HM DX

                               copy to:

                               Sheldon E. Goldstein, P.C.
                               65 Broadway, 10th Fl.
                               New York, NY  10006
                               (tele)  (212) 809-4220
                               (fax)   (212) 809-4228

                      (c)      If to the Escrow Agent:

                               National City Bank
                               629 Euclid Avenue, Suite 635
                               Cleveland, OH  44114
                               Attn:  Deborah A. Zopkovich
                                      Corporate Trust Administrator, Loc. #3116
                               (tele)  (216) 575-9225
                               (fax)  (216) 420-1844

or at such other address or addresses as may have been furnished to the Company in writing; or

                           (c) if to any transferee or transferees of a Pledgee,
at such address or addresses as shall have been furnished to the Pledgor and Escrow Agent at the time of the transfer or transfers, or at such other address or addresses as may have been furnished by such transferee or transferees to the Company in writing.

                           (d) If such notice concerns any release of Pledged
Shares pursuant to Section 7(b), a copy of such notice shall be transmitted by facsimile to each of the other parties on the date of mailing of such notice.

                  11. In the event of a default of breach of a Pledgor Obligation or a Pledgor Obligation and the Subsequent release of the Pledges Shares to the Pledgees in accordance with the terms hereunder, the obligations of the Pledgor under this Pledge Agreement shall be deemed satisfied; provided, however, that the obligations of the Pledgor to fully satisfy and cure such default or breach and to otherwise perform and comply fully with the terms of the Purchase Agreement and the Debentures shall remain and be unaffected by the same.

                  12. In the event that the bank acting as Escrow Agent merges or consolidates with another bank or sells or transfers all or substantially all of its assets or trust business, then the successor or resulting bank shall be the Escrow Agent hereunder without the necessity of further action or the execution of any document, so long as such successor or resulting bank meets the requirements of a successor escrow agent hereunder.

                  13. Except as otherwise provided above with respect to the duties of the Escrow Agent, (i) this Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles governing the conflicts of law, and (ii) any action brought in connection with this Pledge Agreement shall be brought only in the United States District Court for the Southern District of Ohio.



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                  14. This Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and to each of their respective heirs, beneficiaries, executors, successors, nominees and assigns.

                  15. This Pledge Agreement may be executed in counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

                                          NETMED, INC., Pledgor


                                          By /s/Kenneth B. Leachman
                                             -----------------------------------
                                              Kenneth B. Leachman
                                              Vice President - Finance


                                          CPR (USA) INC., Pledgee


                                          By /s/George T. Hartigan
                                             -----------------------------------


                                          LIBERTYVIEW FUND LLC, Pledgee


                                          By /s/George T. Hartigan
                                             -----------------------------------


                                          LIBERTYVIEW PLUS FUND, Pledgee


                                          By /s/Stuart Drake
                                             -----------------------------------



                                          NATIONAL CITY BANK,
                                             Escrow Agent


                                          By  /s/D. A. Zupkovich
                                             -----------------------------------


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